Exhibit 99.1

BridgeBio Pharma, Inc. Reports Second Quarter 2022 Financial Results and Business Update

- Reported positive interim Phase 2 data for infigratinib in achondroplasia demonstrating a mean increase in annualized height velocity (AHV) of 1.52 cm/year among all Cohort 4 children 5 years of age and older, and announced addition of a 5th cohort to the trial

- Reported positive Phase 2 data for encaleret in autosomal dominant hypocalcemia type 1 (ADH1) and announced design of the Phase 3 pivotal study, which is expected to begin later this year

- Selected a next-generation KRAS G12C dual inhibitor development candidate and plans to be in the clinic in mid-2023

- Presented updated results from the open-label extension of the Phase 2 study of acoramidis in transthyretin amyloid cardiomyopathy (ATTR-CM), which continue to suggest long-term tolerability of acoramidis and stabilization of disease progression in ATTR-CM

- Reported positive data for five early-to-mid-stage genetic disease programs in pipeline, including primary hyperoxaluria type 1 (PH1) and recurrent kidney stone formation; Canavan disease; pantothenate kinase-associated neurodegeneration (PKAN) and organic acidemias; recessive dystrophic epidermolysis bullosa (RDEB); and venous, lymphatic and mixed venolymphatic malformations (VM, LM and VLM)

- Received positive opinion from the Committee for Medicinal Products for Human Use (CHMP) recommending approval in the European Union (EU) for NULIBRY® (fosdenopterin) for the treatment of molybdenum cofactor deficiency (MoCD) Type A

- Entered into exclusive license agreement with Bristol Myers Squibb for BBP-398, a potentially best-in-class SHP2 inhibitor, in oncology; BridgeBio is eligible to receive up to $905 million, including an upfront payment of $90 million received during the quarter and up to $815 million in additional milestone payments and royalties

- Announced sale of Priority Review Voucher (PRV) for $110 million

- Secured a two-year deferral for first principal payment on the Company’s senior debt

- Ended quarter with $688.6 million in cash, cash equivalents and marketable securities, providing financial runway into 2024

PALO ALTO, Calif., Aug. 04, 2022 (GLOBE NEWSWIRE) -- BridgeBio Pharma, Inc. (Nasdaq: BBIO) (BridgeBio or the Company), a commercial-stage biopharmaceutical company focused on genetic diseases and cancers, today reported its financial results for the second quarter ended June 30, 2022, and provided an update on the Company’s operations.

“Focused execution is our top priority, and we are delivering with positive proof-of-concept data in three of our key programs so far this year – achondroplasia, ADH1 and LGMD2i. At the same time, we’ve reported positive data for five additional early-to-mid-stage pipeline programs designed to target a range of genetic diseases with high unmet need. Our productive pipeline is bolstered by new value- creating partnerships, which we believe allow us to keep our attention fixed on driving forward the strongest science for patients,” said Neil Kumar, Ph.D., founder and CEO of BridgeBio.

BridgeBio’s Key Programs

Low-dose infigratinib – FGFR1-3 inhibitor for achondroplasia and hypochondroplasia

•

Positive interim results from Phase 2 trial of infigratinib demonstrated a mean increase in annualized height velocity (AHV) of 1.52 cm/year among all children 5 years of age and older enrolled in Cohort 4 (dose: 0.128 mg/kg once daily) (p=0.02, n=11), the highest dose level evaluated to date based on longest available follow-up at time of data cut

•	The responder rate was 64% (7 of 11 children) in children 5 years and older enrolled in Cohort 4 (dose: 0.128 mg/kg once daily), with response defined as ≥25% increase in AHV from baseline

•	For the avoidance of doubt, the 1.52 cm/year AHV was calculated based on all participants 5 years and older in Cohort 4 and not just the responders

•

Given infigratinib’s profile to date, and after discussions with regulators, BridgeBio has added a 5th cohort to the trial and has begun dosing children in Cohort 5 (dose: 0.25 mg/kg once daily), with an expected readout of full data at a medical conference in the first half of 2023

•

Infigratinib was well-tolerated with no serious adverse events (SAE), no treatment-related ocular adverse events (AE) and no discontinuations due to AEs including in Cohort 5 (dose: 0.25 mg/kg once daily) participants dosed to date, with a median duration of follow-up of 48.1 weeks across all participants in the study; only a limited number of AEs were assessed as related to study drug and all were Grade 1, the lowest level

•

There were no dose or exposure-dependent serum phosphorus elevations; a single case of mild hyperphosphatemia (Grade 1, <10% above upper limit of normal) led to a dose reduction in a participant in Cohort 3 (dose: 0.064 mg/kg once daily), the only dose adjustment made to date in the study, and the participant continues at the lower dose without issue

•

As predicted based on preclinical data, BridgeBio began to see efficacy in Cohort 4; also consistent with preclinical data, the Company expects to see efficacy increase further in Cohort 5 as a result of the higher dose

•	Baseline AHV for Cohort 4 was 4.01 cm/year, which aligns with expectations for natural history, and responder rates were consistent irrespective of baseline AHV

•

Infigratinib is the only known oral product candidate currently under clinical investigation for achondroplasia, with issued patents and filed patent applications expected to provide market protection as late as 2041

•	With more than 55,000 cases estimated in the United States (US) and Europe, achondroplasia is the most common form of genetic short stature and one of the most common genetic conditions

•

BridgeBio expects to evaluate development of infigratinib in other FGFR-driven skeletal dysplasias, which affect more than 50,000 people in the US and Europe, building on the positive interim Phase 2 data in achondroplasia as well as preclinical data in hypochondroplasia presented at the Endocrine Society’s 2022 annual meeting earlier this year

•	The Company expects to initiate its pivotal Phase 3 trial in the first half of 2023

Encaleret – Calcium-sensing receptor (CaSR) inhibitor for autosomal dominant hypocalcemia type 1 (ADH1)

•	The Company intends to initiate a Phase 3 pivotal study of encaleret in patients with ADH1 by the end of 2022 and expects to release topline data by year-end 2023

•	Positive data from BridgeBio’s Phase 2b study of encaleret in ADH1 were shared in an oral presentation at the Endocrine Society’s 2022 annual meeting

•

The Phase 2b study demonstrated that treatment with encaleret resulted in rapid and sustained restoration of normal mineral homeostasis by day 5 of therapy which sustained at 24 weeks, and encaleret was well-tolerated without any reported SAEs

•

If approved, encaleret could be the first therapy indicated for the treatment of ADH1, a condition caused by gain-of-function variants of the CASR gene estimated to be carried by 12,000 individuals in the US alone

•	Issued patents and filed patent applications are expected to provide market protection for encaleret in ADH1 into 2041

BBP-418 – Glycosylation substrate for limb-girdle muscular dystrophy type 2i (LGMD2i)

•	BridgeBio engaged with regulatory health bodies to align on a Phase 3 trial design and intends to initiate a Phase 3 clinical trial in the first half of 2023

•

Positive Phase 2 data were shared in a poster presentation at the Muscular Dystrophy Association (MDA) 2022 Annual Meeting in March and in an oral presentation at the International Congress on Neuromuscular Diseases (ICNMD) in July

•	If proven to be successful, BBP-418 could be the first approved therapy for patients with LGMD2i

•

Initial Phase 2 results indicate the potential for BBP-418 to increase glycosylation of alpha-dystroglycan (αDG), which is directly linked to the underlying disease mechanism, and to drive consistent improvements of muscle function in patients through the reduction of creatine kinase, a key marker of muscle breakdown

•	90- and 180-day data show improvements on walk tests from baseline, which BridgeBio believes suggests a potential impact on clinical function and on the rate of disease progression

Acoramidis (AG10) – Transthyretin (TTR) stabilizer for transthyretin amyloid cardiomyopathy (ATTR-CM)

•

Topline data from the Month 30 primary endpoint, a hierarchical composite including all-cause mortality and cardiovascular hospitalizations, of the ongoing Phase 3 ATTRibute-CM trial of acoramidis in ATTR-CM are expected in mid-2023

•

In an oral presentation at the American College of Cardiology (ACC) Annual Scientific Session & Expo, BridgeBio shared updates on its data from its ongoing Phase 2 open-label extension (OLE) study of acoramidis in patients with ATTR-CM, which demonstrated that acoramidis continued to be well-tolerated and to potently stabilize TTR

•

NT-proBNP, a biomarker of cardiac failure and independent predictor of mortality in ATTR-CM patients, was stable or improving throughout the study and serum TTR levels were sustainably increased from baseline at Month 30

BBP-631 – AAV5 gene therapy candidate for congenital adrenal hyperplasia (CAH)

•	Initial Phase 1/2 data readout is anticipated by year-end 2022

•	With more than 75,000 patients estimated in the US and EU, CAH is one of the most prevalent genetic diseases potentially addressable with adeno-associated virus (AAV) gene therapy

•	The disease is caused by deleterious mutations in the gene encoding an enzyme called 21-hydroxylase, leading to a lack of endogenous cortisol production

•	BBP-631 is designed to provide a functional copy of the 21-hydroxylase-encoding gene (CYP21A2) and potentially address many aspects of the disease course

•

If successful, BridgeBio’s investigational gene therapy would be the first therapy for CAH to restore the body’s hormone and steroid balance by enabling people with CAH to make their own cortisol and aldosterone

RAS cancer portfolio

•

BridgeBio has selected a next-generation KRAS G12C dual inhibitor development candidate and plans to be in the clinic in mid-2023. The Company’s development candidate is the first-known small molecule that directly binds and inhibits KRAS G12C in both its active (GTP bound) and inactive (GDP bound) conformations. BridgeBio believes this will lead to differentiated activity in cancer patients with KRAS G12C driven disease as all other clinical stage direct KRAS G12C inhibitors do not inhibit the active oncogenic form of the protein (GTP-bound KRAS G12C)

•

BridgeBio is also pursuing PI3Ka:RAS breakers, small molecules that block RAS driven PI3Ka activation – a novel approach with the potential to inhibit oncogenic PI3Ka signaling without adverse effects on glucose metabolism

•	RAS is one of the most well-known oncogenic drivers with approximately 30% of all cancers being driven by RAS mutations, including large proportions of lung, colorectal and pancreatic tumors

Recent Corporate Updates

•

Exclusive license agreement of up to $905 million with Bristol Myers Squibb to develop and commercialize BBP-398, a potentially best-in-class SHP2 inhibitor, in oncology: Under the terms of the agreement, BridgeBio received an upfront payment of $90 million from Bristol Myers Squibb and is eligible to receive up to $815 million in development, regulatory and sales milestone payments, and tiered royalties in the low- to mid-teens. BridgeBio will retain the option to acquire higher royalties in the US in connection with funding a portion of development costs upon the initiation of registrational studies. Based on the terms of the agreement, BridgeBio continues to lead its ongoing Phase 1 monotherapy and combination therapy trials. Bristol Myers Squibb will lead and fund all other development and commercial activities.

•

Sale of PRV for $110 million: Entered into a definitive agreement with an undisclosed purchaser to sell its PRV for $110 million. The Company received the voucher in February 2021 through the U.S. Food and Drug Administration (FDA) approval of NULIBRY (fosdenopterin) for injection as the first therapy to reduce the risk of mortality in patients with MoCD Type A.

•

Two-year extension for principal payment on senior debt: Executed an amendment to the Company’s existing senior secured credit facility. Amendment extended the interest-only period by two years and principal repayment to November 17, 2026. BridgeBio retains access to up to $100 million in delayed debt draws through year-end 2022, subject to certain conditions. The amendment was approved unanimously by existing lenders in the syndicate without adjusting pricing and without imposing financial covenants.

•

Positive Phase 1 data and Phase 2/3 trial design for GO inhibitor for patients with primary hyperoxaluria type 1 (PH1) and recurrent kidney stone formers: Positive data in a feature oral presentation at the European Society for Pediatric Nephrology (ESPN 2022) showed that BBP-711 led to near complete inhibition of glycolate oxidase throughout the dosing period and greater than 10-fold increases in plasma glycolate, suggesting it has the potential to be both a best-in-class therapy and the first oral therapy for PH1 and recurrent kidney stone formations.

Overproduction of oxalate in hyperoxaluria, including PH1 and recurrent kidney stone formation with elevated oxalate, can lead to kidney stone formation, nephrocalcinosis and renal impairment. PH1 affects an estimated 5,000 patients in the US and EU, while recurrent stone formers are much more common, affecting an estimated 1.5 million individuals in the US and EU. Based on the tolerability and potency of the oral therapy, BridgeBio has met with regulators and intends to initiate a Phase 2/3 pivotal study by the end of 2022. At the end of 2022, BridgeBio also intends to launch a Phase 2 study of BBP-711 in adult recurrent kidney stone formers.

•

Positive early data for investigational AAV9 gene therapy in Canavan disease: Promising pharmacodynamic data from the first two participants dosed in the Phase 1/2 clinical trial of BBP-812 for the treatment of Canavan disease. Results showed unprecedented decreases in N-acetylaspartate (NAA) in the brain and urine, suggesting the therapy is producing functional ASPA enzyme. Affecting approximately 1,000 children in the US and EU, Canavan disease is an ultra-rare, disabling and fatal disease with no approved therapy.

•

Positive data in healthy volunteers to support BBP-671 for pantothenate kinase-associated neurodegeneration (PKAN) and organic acidemias: Positive interim Phase 1 data from healthy volunteers was shared in a scientific poster session in support of the development of BBP-671 for PKAN and organic acidemias at the Pan American Parkinson and Movement Disorders (PAS) Congress. Results showed that BBP-671 was detected in healthy volunteer plasma and cerebrospinal fluid, suggesting that BBP-671 is entering the brain, a location critical to target neurological complications of PKAN and organic acidemias at their source. BBP-671 also increased whole blood acetyl-coenzyme-A (CoA) levels in healthy volunteers, a signal supporting proof of mechanism of the therapy. These data represent, to the best of the Company’s knowledge, the first time acetyl-CoA has been directly increased by a pharmacological intervention in humans. Based on these data, BridgeBio intends to move forward with the second part of the Phase 1 clinical study in patients with propionic acidemia and methylmalonic acidemia in the second half of 2022 and plans to initiate a pivotal Phase 2/3 study in PKAN in 2023.

•

Positive data from PTR-01 in patients with recessive dystrophic epidermolysis bullosa (RDEB): Shared updates on positive Phase 2 data in a poster at the Society for Investigative Dermatology (SID) Annual Meeting 2022. Treatment with PTR-01 led to rapid, consistent, and durable wound healing as observed in reduction of wound surface area and clinician-reported assessments. All patients that completed the study reported a decrease in pain over the course of treatment with PTR-01.

•

Positive preliminary data in patients with venous, lymphatic and mixed venolymphatic malformations (VM, LM and VLM): Positive Phase 1b data for VM, LM and VLM was shared in a virtual presentation at the International Society for the Study of Vascular Anomalies (ISSVA). Data showed that the investigational drug was well-tolerated and showed a reduction of pS6 in lesions from baseline to day 28.

•

Positive opinion from CHMP for NULIBRY (fosdenopterin): The CHMP of the European Medicines Agency (EMA) issued a positive opinion recommending approval of NULIBRY in the EU for the treatment of patients with MoCD Type A. Opinion is based on the efficacy and safety data collected to date compared to data from a natural history study. Under an accelerated assessment pathway, a decision by the European Commission (EC), which authorizes marketing approval in the EU, is expected later this year. If approved by the EC, NULIBRY would be the first and only approved therapy in the EU to treat patients with MoCD type A, an ultra-rare, life-threatening genetic disorder that often progresses rapidly in infants with a median overall survival age of about four years. NULIBRY was BridgeBio’s first FDA-approved therapeutic. Sentynl Therapeutics, Inc. acquired global rights to NULIBRY in March 2022.

•	Academic research collaborations: Initiated an academic partnership with Baylor School of Medicine, and a founding affiliation with Bakar Labs, the incubator at UC Berkeley’s Bakar BioEnginuity Hub.

Second Quarter 2022 Financial Results:

Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities, excluding restricted cash, totaled $688.6 million as of June 30, 2022, compared to $787.5 million as of December 31, 2021. The net decrease of $98.9 million is primarily attributable to net cash used in operating activities of $191.1 million. The net cash used in operating activities was partially offset by a $90.0 million in upfront payment received under the License, Development and Commercialization Agreement between the Company, its affiliate, Navire Pharma, Inc., and Bristol Myers Squibb (the “Navire-BMS License Agreement”). During the six months ended June 30, 2022, the Company also received upfront payments of $110.0 million from the sale of its priority review voucher and $10.0 million upon closing of an asset purchase agreement between its affiliate, Origin Biosciences, Inc., and Sentynl Therapeutics, Inc. The Company also made a $20.5 million mandatory prepayment of a portion of its term loan obligations under its Amended Loan and Security Agreement in connection with the upfront payment received from BMS.

Cash, cash equivalents and marketable securities, excluding restricted cash, increased by $55.1 million when compared to the balance as of March 31, 2022 of $633.5 million. Net cash used in operating activities, which was partially offset by a $90.0 million in upfront payment received from BMS, was $30.5 million for the three months ended June 30, 2022. Net cash used in operating activities was $160.6 million for the three months ended March 31, 2022.

Operating Costs and Expenses

Operating costs and expenses for the three and six months ended June 30, 2022 were $153.9 million and $329.3 million, respectively, as compared to $148.0 million and $316.0 million for the same periods in the prior year. The overall increase in operating costs and expenses for the three and six months ended June 30, 2022 compared to the comparative periods was due mainly to costs incurred related to the restructuring initiative that was started in the first quarter of 2022. Restructuring, impairment and related charges for the three and six months ended June 30, 2022 of $8.4 million and $31.1 million, respectively, were primarily comprised of impairments and write-offs of long-lived assets, severance and employee-related expenses, and exit costs. The Company continues to evaluate restructuring alternatives to drive operational changes in business processes, efficiencies, and cost savings.

“We expect that operating expenses and cash burn will continue to decline meaningfully in the third and fourth quarters as restructuring charges decline and anticipated additional business development activity allows us to further decrease from this baseline. Cash on hand provides us with runway into 2024,” said Brian Stephenson, Ph.D., CFA, BridgeBio’s Chief Financial Officer.

The Company’s research and development and other expenses have not been significantly impacted by the global COVID-19 pandemic for the periods presented. While BridgeBio experienced some delays in certain of its clinical enrollment and trial commencement activities, it continues to adapt with alternative site, telehealth and home visits, and at-home drug delivery, as well as mitigation strategies with its contract manufacturing organizations. The longer-term impact, if any, of COVID-19 on BridgeBio’s operating costs and expenses is currently unknown.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Revenue	$73,746	$54,024	$75,440	$54,486
Operating costs and expenses:
Research, development and others	109,100	102,069	218,097	224,628
Selling, general and administrative	36,426	45,970	80,139	91,377
Restructuring, impairment and related charges	8,396	—	31,058	—

Total operating costs and expenses	153,922	148,039	329,294	316,005

Loss from operations	(80,176)	(94,015)	(253,854)	(261,519)
Other income (expense), net:
Interest income	766	323	1,033	717
Interest expense	(20,279)	(10,839)	(40,623)	(20,577)
Gain from sale of priority review voucher, net	107,946	—	107,946	—
Other income	(10,816)	2,457	(18,391)	8,223

Total other income (expense), net	77,617	(8,059)	49,965	(11,637)

Net loss	(2,559)	(102,074)	(203,889)	(273,156)
Net loss (income) attributable to redeemable convertible noncontrolling interests and noncontrolling interests	(7,297)	5,726	(2,364)	13,729

Net loss attributable to common stockholders of BridgeBio	$(9,856)	$(96,348)	$(206,253)	$(259,427)

Net loss per share, basic and diluted	$(0.07)	$(0.66)	$(1.41)	$(1.82)

Weighted-average shares used in computing net loss per share, basic and diluted	146,684,804	146,754,299	146,285,694	142,713,463

(1)	Amounts include stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Research, development and others	$14,352	$19,284	$22,909	$41,733
Selling, general and administrative	13,953	12,751	28,505	25,198
Restructuring, impairment and related charges	—	—	1,172	—

Total stock-based compensation expense	$28,305	$32,035	$52,586	$66,931

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)	(1)
Assets
Cash and cash equivalents and marketable securities	$688,564	$787,515
Investment in equity securities	27,141	49,148
Receivable from licensing and collaboration agreements	22,821	19,749
Prepaid expenses and other current assets	32,754	32,446
Property and equipment, net	16,873	30,066
Operating lease right-of-use assets	12,850	15,907
Intangible assets, net	29,908	44,934
Other assets	31,322	33,027

Total assets	$862,233	$1,012,792

Liabilities, Redeemable Convertible Noncontrolling Interests and Stockholders’ Deficit
Accounts payable	$8,793	$11,884
Accrued and other liabilities	128,057	118,247
Operating lease liabilities	18,586	22,366
2029 Notes	734,047	733,119
2027 Notes	540,779	539,934
Term loans	418,353	430,752
Other long-term liabilities	28,631	22,069
Redeemable convertible noncontrolling interests	(1,499)	1,423
Total BridgeBio stockholders’ deficit	(1,025,532)	(870,414)
Noncontrolling interests	12,018	3,412

Total liabilities, redeemable convertible noncontrolling interests and stockholders’ deficit	$862,233	$1,012,792

(1)	The condensed consolidated financial statements as of December 31, 2021 are derived from the audited consolidated financial statements as of that date.

BRIDGEBIO PHARMA, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2022	2021

	(Unaudited)
Operating activities:
Net loss	$(203,889)	$(273,156)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	52,409	63,689
Depreciation and amortization	3,466	4,052
Net loss from investment in equity securities	23,228	—
Gain from sale of priority review voucher, excluding transaction costs	(110,000)	—
Gain from recognition of receivable from licensing and collaboration agreement	(12,500)	—
Fair value of shares issued under a license agreement	4,567	—
Accretion of debt	4,383	2,653
Fair value adjustment of warrants	1,390	—
Loss on sale of certain assets	6,261	—
Impairment of long-lived assets	12,653	3,300
LEO call option income	—	(5,550)
Other noncash adjustments	3,742	3,906
Changes in operating assets and liabilities:
Accounts receivable	—	(1,040)
Receivable from licensing and collaboration agreements	2,993	(35,363)
Receivable from a related party	—	(8,962)
Prepaid expenses and other current assets	(3,021)	1,400
Other assets	8,691	(5,723)
Accounts payable	(3,090)	13,025
Accrued compensation and benefits	(9,402)	(8,494)
Accrued research and development liabilities	5,953	2,463
Accrued professional services	(602)	1,499
Operating lease liabilities	(3,348)	(2,776)
Deferred revenue	16,641	—
Other accrued and other long-term liabilities	8,387	2,599

Net cash used in operating activities	(191,088)	(242,478)
Investing activities:
Purchases of marketable securities	(119,611)	(509,934)
Maturities of marketable securities	293,919	238,934
Purchases of investment in equity securities	(10,930)	(20,000)
Sales of investment in equity securities	9,708	—
Increase in cash and cash equivalents from consolidation of PellePharm	—	13,654
Proceeds from sale of priority review voucher	110,000	—
Proceeds from sale of certain assets	10,000	—
Payment for an intangible asset	(1,500)	—
Purchases of property and equipment	(3,261)	(4,248)

Net cash provided by (used in) investing activities	288,325	(281,594)
Financing activities:
Proceeds from issuance of 2029 Notes	—	747,500
Issuance costs and discounts associated with issuance of 2029 Notes	—	(16,064)
Issuance costs associated with term loan	(1,120)	—
Purchase of capped calls	—	(61,295)
Repurchases of common stock	—	(55,308)
Transactions with noncontrolling interests	—	70
Repurchase of Eidos noncontrolling interest, including direct transaction costs	—	(84,840)
Proceeds from term loan	—	25,000
Repayment of term loan	(20,486)	(18,108)

Proceeds from BridgeBio common stock issuances under ESPP	966	1,652
Repurchase of shares to satisfy tax withholding	(476)	(3,302)
Proceeds from stock option exercises, net of repurchases	160	11,216

Net cash provided by (used in) financing activities	(20,956)	546,521

Net increase in cash, cash equivalents and restricted cash	76,281	22,449
Cash, cash equivalents and restricted cash at beginning of period	396,365	358,679

Cash, cash equivalents and restricted cash at end of period	$472,646	$381,128

Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash and cash equivalents – Included in “Cash and cash equivalents and marketable securities”	$470,098	$378,420
Restricted cash — Included in “Prepaid expenses and other current assets”	140	176
Restricted cash — Included in “Other assets”	2,408	2,532

Total cash, cash equivalents and restricted cash at end of period shown in the condensed consolidated statements of cash flows	$472,646	$381,128

About BridgeBio Pharma, Inc.

BridgeBio Pharma, Inc. (BridgeBio) is a commercial-stage biopharmaceutical company founded to discover, create, test and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio’s pipeline of development programs ranges from early science to advanced clinical trials. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com and follow us on LinkedIn and Twitter.

BridgeBio Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, including statements relating to the clinical and therapeutic potential of our programs and product candidates, including the availability and success of complete data from our ongoing Phase 2 OLE of acoramidis in patients with symptomatic ATTR-CM, availability and success of topline results from Part B of our Phase 3 ATTRibute-CM trial of acoramidis, the availability and success of additional data from our ongoing Phase 2b study of encaleret for ADH1, the timing and success of additional trials of encaleret for ADH1, including the timing and announced design of a Phase 3 pivotal study of encaleret for ADH1, the availability and success of initial data from our ongoing Phase 2 study of low-dose infigratinib for achondroplasia and our ongoing Phase 1/2 study of BBP-631 for CAH, the timing and success of our RAS program, including the selection of a next-generation KRAS G12C dual inhibitor candidate and plans to be in the clinic in mid-2013, the availability and success of additional data from our ongoing Phase 2 study of BBP-418 for patients LGMD2i, the timing and success of regulatory discussions regarding potential paths to approval for BBP-418, the ability of BBP-418 to be the first approved therapy for patients with LGMD2i, the timing and success of a Phase 3 trial of BBP-418 in patients with LGMD2i, the timing, success and announced design of our Phase 2/3 trial for BBP-711 for PH1, the availability and success of additional data from our ongoing Phase 1/2 trial of BBP-812 for the treatment of Canavan disease, the availability and success of additional data from our ongoing Phase

1 study of BBP-671 for PKAN and organic acidemias, the availability and success of Phase 2 data for PTR-01 in patients with RDEB, the availability and success of Phase 1b data for VT30 topical gel (BBP-681) in patients with VM, LM and VLM, the success of our license agreement with Bristol Myers Squibb to develop and commercialize BBP-398, including our eligibility for development, regulatory and sales milestone payments and tiered royalties, the success of our asset purchase agreement with Sentynl Therapeutics, including our ability to achieve future milestone and royalty payments from Sentynl Therapeutics and the timing of these events and the timing and success of a potential decision by the EC on NULIBRY (fosdenopterin) for patients with MoCD type A based on a positive CHMP opinion for NULIBRY, the success of our academic partnership with Baylor School of Medicine and our founding affiliation with Bakar Labs, the success of our updated strategic collaboration with Helsinn Group, including our ability to achieve future milestone and royalty payments from Helsinn and the timing of these events, the timing and success of partnering and out-licensing discussions for certain programs in our pipeline, the timing and availability of delayed debt draws under our senior secured credit facility, the success of our reduction in operating expenses and our expectations for our operating expenses and cash burn for the second quarter, the success of our restructuring initiative and its savings being realized, as well as our anticipated cash runway, reflect our current views about our plans, intentions, expectations and strategies, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, initial and ongoing data from our preclinical studies and clinical trials not being indicative of final data, the potential size of the target patient populations our product candidates are designed to treat not being as large as anticipated, the design and success of ongoing and planned clinical trials, future regulatory filings, approvals and/or sales, despite having ongoing and future interactions with the FDA or other regulatory agencies to discuss potential paths to registration for our product candidates, the FDA or such other regulatory agencies not agreeing with our regulatory approval strategies, components of our filings, such as clinical trial designs, conduct and methodologies, or the sufficiency of data submitted, the continuing success of our collaborations, the Company’s ability to unlock additional funding under our credit facility, potential volatility in our share price, potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, as well as those risks set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BridgeBio Contact:

Grace Rauh

Grace.rauh@bridgebio.com

(917) 232-5478